Exhibit 99.1

DermTech Reports Second Quarter 2021 Financial Results

LA JOLLA, Calif. – August 4, 2021 – DermTech, Inc. (NASDAQ: DMTK) (“DermTech”), a leader in precision dermatology enabled by a non-invasive skin genomics platform, today reported unaudited financial results for the quarter ended June 30, 2021.

Second Quarter 2021 Highlights

•

Billable sample volume of approximately 11,750 for the second quarter of 2021, a 267% increase compared to approximately 3,200 recorded for the second quarter of 2020 and a 25% sequential increase over the first quarter of 2021.

•	Assay revenue of $2.9 million for the second quarter of 2021, a 349% increase compared to the second quarter of 2020 and a 33% sequential increase over the first quarter of 2021.
•	Total revenue of $3.1 million for the second quarter of 2021, a 269% increase compared to the second quarter of 2020 and a 24% sequential increase over the first quarter of 2021.
•	Achieved second consecutive full quarter with positive assay gross margin of 11% compared to negative 118% for the same period of 2020.
•

Launched PLAplus, our next generation test for the enhanced early detection of melanoma, which adds TERT (“Telomerase Reverse Transcriptase”) promoter DNA driver mutation analyses to the current RNA gene expression based Pigmented Lesion Assay (“PLA” or the “DermTech Melanoma Test”). The combined tests elevate the sensitivity from 91% to 97% and maintain a negative predictive value of >99%, resulting in a less than 1% probability of missing melanoma.

•

Released topline results from second economic study of the PLA in connection with an actuarial model developed by OptumInsight to evaluate the economic impact of inserting the PLA into the visual assessment and histopathology pathway for pigmented skin lesions clinically suspicious of melanoma.

•	Cash, cash equivalents and short-term marketable securities were $268.3 million at the end of the quarter.

“DermTech continued to execute on its core business drivers during Q2 by delivering healthy sample volume and revenue growth as we began to emerge from the peak of the pandemic,” said John Dobak, M.D., chief executive officer of DermTech. “Our recent efforts to complete the sales force expansion planning, the start of our in-market beta testing of our telemedicine solution, DermTech ConnectTM, and the initiation of a couple of integrated primary network pilots, enables additional adoption of the DermTech Melanoma Test and lays the commercial foundation for future products and channel expansion.”

Second Quarter 2021 Financial Results

Assay revenue increased $2.3 million, or 349%, to $2.9 million for the three months ended June 30, 2021, compared to $0.6 million for the same period of 2020. Assay revenues grew $3.7 million, or 253%, to $5.1 million for the six months ended June 30, 2021 compared to $1.4 million for the same period of 2020. The increase in assay revenue was primarily due to higher billable sample volume and improved average selling price (“ASP”) resulting from better cash collections. Billable sample volume increased 267% to approximately 11,750 for the three months ended June 30, 2021, compared to approximately 3,200 for the same period of 2020. Billable samples increased 135% to approximately 21,150 for the six months ended June 30, 2021, compared to approximately 9,000 for the same period of 2020. Contract revenue increased $14,000, or 7%, to $0.2 million for the three months ended June 30, 2021, compared to $0.2 million for the same period of 2020. Contract revenue decreased $0.4 million, or 43%, to $0.5 million for the six months ended June 30, 2021, compared to $1.0 million for the same period in 2020. Total revenue increased $2.3 million, or 269%, to $3.1 million for the three months ended June 30, 2021, compared to $0.8 million for the same period of 2020. Total revenue increased $3.2 million, or 135%, to $5.6 million for the six months ended June 30, 2021, compared to $2.4 million for the same period of 2020.

Gross margin for the three months ended June 30, 2021 was 16%, compared to negative 71% for the same period of 2020. Gross margin for the six months ended June 30, 2021 was 18%, compared to negative 10% for the same period of 2020. The improvement in gross margin was largely driven by increased assay revenue in the current period. Assay gross margin for the three months ended June 30, 2021 was 11%, compared to negative 118% for the same period of 2020. Assay gross margin for the six months ended June 30, 2021 was 10%, compared to negative 78% for the same period of 2020. The increase in assay gross margin was due to higher billable sample volume, improved ASP, and better utilization of current capacity to reduce the per test cost.

Sales and marketing expenses for the three months ended June 30, 2021 were $7.9 million, an increase of 130%, compared to $3.4 million for the same period of 2020. Sales and marketing expenses for the six months ended June 30, 2021 were $14.4 million, an increase of 126%, compared to $6.4 million for the same period of 2020. The increase was primarily attributable higher compensation costs related to the expansion of our sales force, marketing, and payor access teams as well as additional marketing investments to increase awareness of the DermTech Melanoma Test.

Research and development expenses for the three months ended June 30, 2021 were $3.6 million, an increase of 316%, compared to $0.9 million for the same period of 2020. Research and development expenses for the six months ended June 30, 2021 were $5.8 million, an increase of 232%, compared to $1.8 million for the same period of 2020. The increase was due to higher compensation costs of expanding the research and development team, including the addition of a new Chief Scientific Officer and Chief Medical Officer, increased clinical trial costs, and increased spend on laboratory supplies to support new product development.

General and administrative expenses for the three months ended June 30, 2021 were $6.3 million, an increase of 39%, compared to $4.5 million for the same period of 2020. General and administrative expenses for the six months ended June 30, 2021 were $11.5 million, an increase of 43%, compared to $8.0 million for the same period of 2020. The increase was primarily due to higher payroll-related costs and stock-based compensation as we continue to add additional infrastructure such as human resources, billing, information technology and legal resources.

Net loss for the three months ended June 30, 2021 was $17.1 million, or $0.59 per share, which included $3.5 million of non-cash stock-based compensation, partially offset by $0.2 million gain related to non-cash change in fair value of warrant liability, compared to a net loss of $9.6 million, or $0.59 per share, for the same period of 2020, which included $1.1 million of non-cash stock-based compensation and $0.2 million loss related to non-cash change in fair value of warrant liability. Net loss for the six months ended

June 30, 2021 was $32.2 million, or $1.15 per share, which included $5.7 million of non-cash stock-based compensation and $1.5 million loss related to non-cash change in fair value of warrant liability, compared to a net loss of $16.5 million, or $1.13 per share, for the same period of 2020, which included $2.1 million of non-cash stock-based compensation and $0.1 million loss related to non-cash change in fair value of warrant liability.

Cash, cash equivalents, and short-term marketable securities totaled $268.3 million as of June 30, 2021.

Full Year 2021 Guidance

Management estimates that full year 2021 assay revenue will be between $11.5 million and $13.5 million, which represents 171% to 218% growth over full year 2020 assay revenue and considers the uncertainly regarding the pandemic.

Conference Call and Webcast Information

DermTech will host a conference call and webcast to discuss the second quarter financial results on Wednesday, August 4, 2021 at 1:30 p.m. Pacific time / 4:30 p.m. Eastern time. The conference call can be accessed live over the phone by dialing (844) 467-7114 for U.S. callers or (409) 231-2086 for international callers, using conference ID: 9781109. The live webcast can be accessed at investors.dermtech.com.

About DermTech:

DermTech is the leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by our non-invasive skin genomics platform. DermTech’s mission is to transform dermatology with our non-invasive skin genomics platform, to democratize access to high quality dermatology care, and to improve the lives of millions. DermTech provides genomic analysis of skin samples collected non-invasively using an adhesive patch rather than a scalpel. DermTech markets and develops products that facilitate the early detection of skin cancers, and is developing products that assess inflammatory diseases and customize drug treatments. For additional information on DermTech, please visit DermTech’s investor relations site at: www.DermTech.com.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to: the performance, patient benefits, cost-effectiveness, commercialization and adoption of DermTech’s products and the market opportunity therefor, DermTech’s negotiations with private payors, and DermTech’s ability to expand its product offerings. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by Medicare and private payors; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in (x) the “Risk Factors” section of the most recent Annual Report on Form 10-K filed by DermTech with the Securities and Exchange Commission (the “SEC”), and (y) other documents filed or to be filed by DermTech with the SEC. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact information

Press and Media:

Sarah Dion

sdion@dermtech.com

(858) 450-4222

Investors:

Westwicke Partners

Caroline Corner, PhD

caroline.corner@westwicke.com

(415) 202-5678

DERMTECH, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$229,609	$24,248
Short-term marketable securities	38,644	39,529
Accounts receivable	2,185	1,480
Inventory	497	104
Prepaid expenses and other current assets	1,313	1,521
Total current assets	272,248	66,882
Property and equipment, net	3,285	2,731
Other assets	167	167
Total assets	$275,700	$69,780
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,104	$1,573
Accrued compensation	3,167	2,075
Accrued liabilities	887	763
Short-term deferred revenue	1,372	905
Current portion of capital lease obligations	112	109
Total current liabilities	7,642	5,425
Warrant liability	577	1,650
Long-term deferred revenue	2	639
Long-term capital lease obligations, less current portion	170	226
Total liabilities	8,391	7,940
Stockholders’ equity:
Common stock, $0.0001 par value per share; 50,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 29,607,394 and 20,740,413 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	3	2
Additional paid-in capital	427,503	189,868
Accumulated other comprehensive income/(loss)	2	(1)
Accumulated deficit	(160,199)	(128,029)
Total stockholders’ equity	267,309	61,840
Total liabilities and stockholders’ equity	$275,700	$69,780

DERMTECH, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Assay revenue	$2,910	$648	$5,100	$1,445
Contract revenue	209	196	543	956
Total revenues	3,119	844	5,643	2,401
Cost of revenues:
Cost of assay revenue	2,604	1,416	4,575	2,578
Cost of contract revenue	20	29	51	70
Total cost of revenues	2,624	1,445	4,626	2,648
Gross profit/(loss)	495	(601)	1,017	(247)
Operating expenses:
Sales and marketing	7,907	3,433	14,419	6,377
Research and development	3,594	864	5,845	1,761
General and administrative	6,301	4,529	11,473	8,043
Total operating expenses	17,802	8,826	31,737	16,181
Loss from operations	(17,307)	(9,427)	(30,720)	(16,428)
Other income/(expense):
Interest income, net	35	10	69	10
Change in fair value of warrant liability	170	(180)	(1,519)	(76)
Total other income/(expense)	205	(170)	(1,450)	(66)
Net loss	$(17,102)	$(9,597)	$(32,170)	$(16,494)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	28,979,148	16,149,496	28,070,539	14,625,069
Net loss per share of common stock outstanding, basic and diluted	$(0.59)	$(0.59)	$(1.15)	$(1.13)